UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 31, 2007
DORAL FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Puerto Rico	0-17224	66-031262
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717
(Address of Principal Executive Offices, Including Zip Code)
Registrant’s telephone number, including area code: 787-474-6700
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 31, 2007, the Compensation Committee of the Board of Directors of Doral Financial Corporation (the “Company”) authorized the payment to Glen R. Wakeman of $4,769,902 million remaining in an escrow account maintained on behalf of Mr. Wakeman, President and Chief Executive Officer of the Company, pursuant to the terms of his employment agreement. Under the terms of Mr. Wakeman’s employment agreement, the escrowed funds were originally payable to Mr. Wakeman in sixteen quarterly installments of $375,000 (adjusted for investment results) so long as he was employed by the Company. Mr. Wakeman’s employment agreement was effectively amended and the escrow agreement was effectively terminated by the early release of the escrow funds to Mr. Wakeman.
     A copy of Mr. Wakeman’s employment agreement is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 30, 2006 and incorporated by reference herein.
Item 7.01      Regulation FD Disclosure.
     On August 31, 2007, Mr. Wakeman purchased limited partnership interests in Doral Holdings, L.P., a Cayman Islands limited partnership, representing less than 1% of the total limited partnership interests, from a limited partner of Doral Holdings, L.P. for $4,083,225.81. Doral Holdings, L.P. is the managing member of Doral Holdings Delaware, LLC, a Delaware limited liability company, which owns approximately 90% of the outstanding shares of common stock of the Company.
Item 9.01      Financial Statements and Exhibits.
     (d)      Exhibits
10.1	Agreement, dated as of August 31, 2007, among the Company, J.P. Morgan Trust Company, N.A., and Mr. Glen Wakeman.

10.2	Employment Agreement, dated as of May 23, 2006, between Doral Financial Corporation and Glen Wakeman (incorporated by reference to Exhibit 10.1 to Doral Financial’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 30, 2006).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION

Date: September 6, 2007	By:	/s/ Enrique R. Ubarri

	Name:	Enrique R. Ubarri, Esq.
	Title:	Executive Vice President and General Counsel